FORM OF

PRINCIPAL FUNDS, INC.
SUB‑ADVISORY AGREEMENT

AGREEMENT executed as of the ___________, 2013, by and between PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation (hereinafter called "the Manager"), and ROBERT W. BAIRD & CO. INCORPORATED, a Wisconsin Corporation (hereinafter called “the Sub-Advisor”).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each series of the Principal Funds, Inc., (the "Fund"), an open‑end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub‑Advisor to furnish it with portfolio selection in connection with the investment advisory services for each series of the Fund identified in Appendix A (hereinafter called the “Series”), which the Manager has agreed to provide to the Fund, and the Sub‑Advisor desires to furnish such services on the terms and conditions set forth herein; and

WHEREAS, the Manager has furnished the Sub‑Advisor with copies properly certified or authenticated of each of the following:

(a)	The Amended and Restated Management Agreement between the Fund and the Manager (the "Management Agreement") with the Fund;

(b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission (“SEC”);

(c)	The Fund's Articles of Incorporation and By‑laws;

(d)	Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.    Appointment of Sub‑Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub‑Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Series, subject to the supervision and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub‑Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall provide such services with respect to the portion of the assets of the Series allocated to it for management from time to time by the Manager. The Sub‑Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized herein, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.    Obligations of and Services to be Provided by the Sub‑Advisor

Subject to the terms of this Agreement and applicable law, the Sub-Advisor shall have full discretionary authority to manage the assets of the Series designated by the Manager for management by the Sub-Advisor. As part of its services, the Sub-Advisor will:

(i)	Provide investment advisory services, including but not limited to research, advice and supervision for the Series.

(ii)
Furnish to the Board of Directors for approval (or any appropriate committee of such Board of Directors), and revise from time to time as economic conditions require, a recommended investment program for the Series consistent with the Series’ written investment objective and policies.

(iii)
Implement the approved investment program by placing orders for the purchase, sale and exchange of securities, “commodity interests” (as defined in the Commodity Exchange Act, as amended) and other financial instruments without prior consultation with the Manager and without regard to the length of time the securities and other financial instruments have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to (i) the provisions of the Fund's Articles of Incorporation and Bylaws and (ii) the requirements of the 1940 Act, as each of the same shall be from time to time in effect. The Sub-Advisor is also authorized to provide instructions to the Fund’s custodian relating to such purchase, sale and exchange of the Series’ portfolio holdings.

(iv)
Advise and assist the officers of the Fund, as reasonably requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Series.

(v)
Maintain, in connection with the Sub-Advisor’s investment advisory services provided to the Series, its compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission (“SEC”) thereunder and the Series’ investment strategies and restrictions as stated in the Fund’s prospectus and statement of additional information (together, the “Registration Statement”), subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 11(d) of this Agreement.

(vi)
Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(vii)
Upon request, provide reasonable assistance to the Board of Directors or valuation committee of the Fund with their determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Board of Directors; it being agreed that the Sub-Advisor shall have no responsibility for determining the fair value of the Series’ portfolio holdings.

(viii)
Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement. For the avoidance of doubt, the parties agree that the Sub-Advisor shall not be responsible for expenses related to the operation of the Fund, including, without limitation, compensation of the Fund’s officers or directors, the Fund’s brokerage commissions or taxes, or the Fund’s audit, accounting, administrative, transfer agency, custody, legal, registration, or insurance expenses.

(ix)
Open accounts with broker-dealers, futures commission merchants, banks and other financial institutions (collectively “broker-dealers”), select broker-dealers to effect all transactions for the Series, place all necessary orders with broker‑dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub‑Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients of the Sub-Advisor and its affiliates over time. The Manager recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Series and that aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances. At the Manager’s request, the Sub-Advisor will provide the Manager with the information required pursuant to Rule 31a-1(b)(9) of the 1940 Act. The Sub-Advisor will effect transactions with those broker-dealers which it believes provide favorable net prices and are capable of providing efficient executions, taking into consideration, among other things, order size, difficulty of execution, the operational capabilities, facilities and financial condition of the broker-dealer involved, whether that broker-dealer has risked its own capital in positioning a block of securities or other assets, and the prior experience of the broker-dealer in effecting transactions of the relevant types. The Sub-Advisor’s primary objective will be to obtain best execution with respect to all transactions for the Series. However, the Sub-Advisor may select brokers-dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor or its affiliates. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker-dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker-dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series and other accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(x)
Maintain all accounts, books and records with respect to the Series as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager. The Sub-Advisor may retain copies of any such records; provided, however, the Sub-Advisor is responsible for maintaining Fund records only insofar as is directly related to the services the Sub-Advisor provides to the Series.

(xi)
Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Advisor’s code of ethics (the “Code of Ethics”) adopted pursuant to Rule 17j-1 as the same may be amended from time to time. The Manager acknowledges receipt of a copy of Sub-Advisor’s current Code of Ethics. Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor’s Code of Ethics.

(xii)
From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its personnel to meet with the Fund’s Board of Directors at the Fund’s principal place of business on reasonable prior notice to review the investments of the Series.

(xiii)
Provide such additional information in the possession of the Sub-Advisor or its affiliates related to the Sub-Advisor’s management of the Series that may be reasonably required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the “Code”), the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as amended (the “Securities Act”), and any state securities laws, and any rule or regulation thereunder. Sub-Advisor will advise Manager of any changes in Sub-Advisor’s Senior Management (i.e. Chief Investment Officer and/or Chief Executive Officer) within a reasonable time after any such change. Manager acknowledges receipt of Sub-Advisor’s Form ADV more than 48 hours prior to the execution of this Agreement.

(xiv)
Vote proxies, exercise conversion or subscription rights, and respond to tender offers and other corporate actions relating to the Series’ portfolio holdings in the manner in which the Sub-Advisor believes to be in the best interests of the Series and in accordance with the Sub-Advisor’s policies and procedures then in effect. The Sub-Advisor’s obligations in the previous sentence extend only to the proxies or other materials that it actually receives and are contingent upon its timely receipt of such materials from the Manager. The Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials that it receives and shall assist Sub-Advisor in its efforts to conduct the proxy voting process. The parties agree that Sub-Advisor shall not be responsible for the management, administration or enforcement of any legal claims that any Series may have, such as those related to class action lawsuits or bankruptcies, but Sub-Advisor will provide reasonable assistance with those matters to the Series or the Manager if requested to do so.

(xv)
The Sub-Advisor shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

3.    Prohibited Conduct

In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets; provided that, this Section shall not prohibit the Sub-Advisor from obtaining or using research services provided by such firms. The Manager agrees to provide a list of such other investment advisory firms to the Sub-Advisor, such list to be promptly updated by the Manager upon any changes thereto.

4.    Compensation

As full compensation for all services rendered and obligations assumed by the Sub‑Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.    Liability of Sub‑Advisor

Neither the Sub‑Advisor nor any of its partners, members, directors, officers, employees, agents or affiliates shall be liable to the Manager, the Board of Directors, the Fund or its shareholders for any claim, expense or other loss suffered by the Manager or the Fund resulting from: (i) any error of judgment, mistake of law, or any other act or omission made by the Sub-Advisor in the good faith exercise of the Sub‑Advisor's duties under this Agreement; (ii) any acts or omissions of the Manager or any other sub-advisor or service provider to the Fund; or (iii) acts of the Sub-Advisor which result from or are based upon acts of the Manager or any other service provider to the Fund, except to the extent such losses result from the willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub‑Advisor or any of its partners, members, directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates.

6.    Trade Errors

The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor will be shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors. Any gains which occur due to a Trade Error shall be retained by the Fund. For purposes under this Section, Trade Errors are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Registration Statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor’s portfolio level), unless otherwise agreed to in writing.

7.    Supplemental Arrangements

The Sub‑Advisor may enter into arrangements with other persons affiliated with the Sub‑Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub‑Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors.

The services of the Sub-Advisor to the Manager and the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Advisor and of its affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients. The Manager agrees that Sub-Advisor may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Fund. Nothing in this Agreement shall be deemed to require Sub-Advisor, its principals, affiliates, agents or employees to purchase or sell for the Fund any security which it or they may purchase or sell for its or their own account or for the account of any other client.

8.    Regulation

The Sub‑Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body require pursuant to applicable laws and regulations.

9.    Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its execution and, unless otherwise terminated, shall continue in effect for a period of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the Board of Directors or the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or Sub-Advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, or the Manager or by vote of a majority of the outstanding voting securities of the Series, in each case, on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

10.    Amendment of this Agreement

No amendment of this Agreement shall be effective until signed by both parties. No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors who are not interested persons of the Manager, the Sub‑Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

11.    General Provisions

(a)
Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)
Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre‑paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392‑0200, and the address of the Sub‑Advisor shall be Robert W. Baird & Co. Incorporated, Attn: Baird Investment Management, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

(c)	The Sub‑Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1)
the Sub‑Advisor fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub‑Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2)
the Sub‑Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, specifically naming the Fund or involving the affairs of the Fund.

(d)
The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)
The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. Sub-Advisor further represents that it is contrary to the Sub-Advisor’s policies to permit those who select brokers or dealers for execution of fund portfolio securities transactions to take into account the broker or dealer’s promotion or sale of Fund shares or shares issued by any other registered investment company.

(f)
The Sub-Advisor acknowledges that the Series is relying on the exclusion from the definition of “commodity pool operator” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”). The Sub-Advisor will not exceed the de minimis trading limits set forth in Rule 4.5(c)(2)(iii)(B).

(g)
The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager (not to be unreasonably withheld); provided, however, that the Manager consents to the Sub-Advisor’s use of the Manager’s name and the Fund and Series names in the Sub-Advisor’s representative client list that may be distributed to potential and existing clients and in the Sub-Advisor’s Form ADV Parts 1 and 2A and other regulatory filings so long as this Agreement is in effect.

(h)
The Manager shall promptly notify the Sub-Advisor of the occurrence of any event that would disqualify the Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation.

(i)
The Sub-Advisor shall promptly notify the Manager of the occurrence of any event that would disqualify the Sub-Advisor from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation.

(j)
Each party represents, warrants and covenants to the other party that (i) it has all requisite power and authority to enter into and perform its obligations under the Agreement, (ii) it has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, (iii) it has duly executed and delivered the Agreement, and (iv) this Agreement constitutes its legal, valid and binding agreement, enforceable against it in accordance with its terms. In addition, the Manager represents and warrants that it has the authority to engage the Sub-Advisor on behalf of each Series.

(k)	This Agreement contains the entire understanding and agreement of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT CORPORATION

By _______________________________________________

ROBERT W. BAIRD & CO. INCORPORATED

By _______________________________________________

APPENDIX A

Robert W. Baird & Co. Incorporated (“Baird”) shall serve as an investment sub-advisor for the Series identified below. The Manager will pay Baird, as full compensation for all services provided under this Agreement, a fee, computed daily and paid monthly, at an annual rate as shown below of the Series’ average daily net assets for that month allocated to Baird’s management.  Cash and cash equivalents shall be included in the Series net assets calculation up to a maximum of 1.00% of the net assets allocated to Baird’s management. If the Manager requests that Baird raise cash in the Series portfolio in excess of 1.00% of the net assets for the purpose of funding redemptions from the Series, such amount requested shall be included in the Series net assets calculation.

In calculating the fee for a series included in the table, assets of any unregistered separate account of Principal Life Insurance Company and any investment company sponsored by Principal Life Insurance Company to which Reaves provides investment advisory services and which have the same investment mandate as the series for which the fee is calculated, will be combined with the assets of the series to arrive at net assets.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

MidCap Growth Fund III
Sub-Advisor’s Fee as a Percentage of Net Assets
First $600 million	0.40%
Assets over $600 million	0.35%